Exhibit 99.1

Euda Health Limited and Subsidiaries

1

EUDA HEALTH LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$341,100	$189,996
Accounts receivable, net	1,884,431	1,802,316
Other receivables	1,410,231	1,991,226
Other receivables - related parties	49,422	297,621
Prepaid expenses and other current assets	159,002	71,495
Total Current Assets	3,844,186	4,352,654

PROPERTY AND EQUIPMENT, NET	36,191	56,927

OTHER ASSETS
Other receivables	1,031,942	1,830,603
Intangible assets, net	188,950	289,962
Goodwill	932,657	992,686
Operating lease right-of-use asset	77,056	79,862
Finance lease right-of-use assets	17,173	24,372
Loan to third party	550,009	371,962
Total Other Assets	2,797,787	3,589,447

Total Assets	$6,678,164	$7,999,028

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Short term loans - bank and private lender	$208,168	$205,427
Short term loans - third parties	139,334	148,302
Accounts payable	1,504,468	359,716
Accounts payable - related party	294,470	2,459,411
Other payables and accrued liabilities	727,745	488,597
Other payables - related parties	4,209,568	3,272,311
Operating lease liability	67,942	63,478
Finance lease liabilities	12,020	11,447
Taxes payable	128,883	307,343
Subscribed shares deposit liability	600,000	-
Total Current Liabilities	7,892,598	7,316,032

OTHER LIABILITIES
Deferred tax liabilities	32,121	49,294
Operating lease liability - non-current	9,532	16,384
Finance lease liabilities - non-current	10,299	17,268
Total Other Liabilities	51,952	82,946

Total Liabilities	7,944,550	7,398,978

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)
Ordinary shares, no par value, 50,000,000 shares authorized, 1,500,000 shares and 1,000,000 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	834,863	334,863
Retained earnings (accumulated deficit)	(2,197,789)	180,333
Accumulated other comprehensive income	18,753	6,036
Total Euda Health Limited Shareholders’ Equity (Deficit)	(1,344,173)	521,232

Noncontrolling interests	77,787	78,818
Total Shareholders’ Equity (Deficit)	(1,266,386)	600,050

Total Liabilities and Shareholders’ Equity (Deficit)	$6,678,164	$7,999,028

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

EUDA HEALTH LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021
	(Unaudited)	(Unaudited)
REVENUES
Medical services	$4,458,585	$4,171,423
Medical services - related parties	135	4,468
Product sales	6,947	258,726
Property management services	2,940,761	3,417,110
Total Revenues	7,406,428	7,851,727

COST OF REVENUES
Medical services	2,105,470	407,380
Medical services - related party	496,383	1,719,279
Product sales	9,449	145,156
Property management services	2,258,557	2,448,539
Total Cost of Revenues	4,869,859	4,720,354

GROSS PROFIT	2,536,569	3,131,373

OPERATING EXPENSES:
Selling	1,144,805	960,362
General and administrative	3,762,736	3,121,154
Research and development	15,064	78,639
Total Operating Expenses	4,922,605	4,160,155

LOSS FROM OPERATIONS	(2,386,036)	(1,028,782)

OTHER INCOME (EXPENSE)
Interest expense, net	(35,922)	(150,011)
Gain on disposal of subsidiaries	30,055	-
Other income, net	89,564	335,321
Investment income	-	1,923,641
Total Other Income, net	83,697	2,108,951

(LOSS) INCOME BEFORE INCOME TAXES	(2,302,339)	1,080,169

PROVISION FOR INCOME TAXES	74,525	49,854

NET (LOSS) INCOME	(2,376,864)	1,030,315

Less: Net income attributable to noncontrolling interest	1,258	35,683

NET (LOSS) INCOME ATTRIBUTABLE TO EUDA HEALTH LIMITED	$(2,378,122)	$994,632

NET (LOSS) INCOME	(2,376,864)	1,030,315

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	10,428	11,357

TOTAL COMPREHENSIVE (LOSS) INCOME	(2,366,436)	1,041,672

Less: Comprehensive income attributable to noncontrolling interest	(1,031)	35,593

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO EUDA HEALTH LIMITED	$(2,365,405)	$1,006,079

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted	1,122,711	1,000,000

(LOSS) EARNINGS PER SHARE
Basic and diluted	$(2.12)	$0.99

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

EUDA HEALTH LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY (DEFICIT)

			Retained	Accumulated
			earnings	other
	Ordinary shares		(Accumulated	comprehensive	Noncontrolling
	Shares	Capital	deficit)	income (loss)	interest	Total
BALANCE, December 31, 2021	1,000,000	$334,863	$180,333	$6,036	$78,818	$600,050
Net (loss) income	-	-	(2,378,122)	-	1,258	(2,376,864)
Issuance of ordinary shares	500,000	500,000	-	-	-	500,000
Foreign currency translation adjustment	-	-	-	12,717	(2,289)	10,428
BALANCE, September 30, 2022 (Unaudited)	1,500,000	$834,863	$(2,197,789)	$18,753	$77,787	$(1,266,386)

			Retained	Accumulated
			earnings	other
	Ordinary shares		(Accumulated	comprehensive	Noncontrolling
	Shares	Capital	deficit)	income (loss)	interest	Total
BALANCE, December 31, 2020	1,000,000	$334,863	$(684,496)	$(10,956)	$43,234	$(317,355)
Net income	-	-	994,632	-	35,683	1,030,315
Foreign currency translation adjustment	-	-	-	11,446.95	(90)	11,357
BALANCE, September 30, 2021 (Unaudited)	1,000,000	$334,863	$310,136	$491	$78,827	$724,317

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

EUDA HEALTH LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,	September 30,
	2022	2021
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,376,864)	$1,030,315
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	15,996	26,770
Amortization	87,107	122,538
Amortization of operating right-of-use asset	61,859	43,327
Amortization of finance right-of-use assets	5,973	6,136
Provision for doubtful accounts	12,616	47,138
Deferred taxes benefits	(14,808)	(20,831)
Investment income	-	(1,923,641)
Gain on disposal of subsidiary	(30,055)	-
Change in operating assets and liabilities
Accounts receivable	(236,552)	(54,582)
Interest receivable from loan to third party	(29,701)	(11,992)
Other receivables	1,198,477	42,201
Prepaid expenses and other current assets	(96,556)	(38,770)
Accounts payable	1,247,281	265,292
Accounts payables - related party	(2,094,532)	690,966
Other payables and accrued liabilities	278,211	156,253
Taxes payable	(161,337)	(14,308)
Operating lease liabilities	(61,423)	(46,861)
Net cash (used in) provided by operating activities	(2,194,308)	319,951

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(18,174)	(1,963)
Loan to third party	(179,558)	(267,284)
Cash released upon disposal of a subsidiary	(3,405)	-
Net cash used in investing activities	(201,137)	(269,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of ordinary shares	500,000	-
Receipt of subscribed shares deposit	600,000	-
Repayments from (loans to) other receivable - related parties	240,209	28,448
Proceeds from short-term loans - bank and private lender	72,696	88,114
Repayments to short-term loans - bank and private lender	(56,873)	(47,861)
Repayments to short-term loans - third parties	-	(313,625)
Borrowings from (Repayments to) other payables - related parties	1,007,767	(18,138)
Payment of finance lease liabilities	(4,862)	(5,079)
Net cash provided by (used in) financing activities	2,358,937	(268,141)

EFFECT OF EXCHANGE RATE CHANGES	187,612	15,407

NET CHANGE IN CASH	151,104	(202,030)

CASH, beginning of the period	189,996	250,767

CASH, end of the period	$341,100	$48,737

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$125,109	$150,189
Cash paid for interest	$66,447	$149,045

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of operating right of use asset and lease liability	$63,971	$126,266
Initial recognition of payables to former subsidiary upon disposal of subsidiary	$319,806	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

EUDA HEALTH LIMITED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 1– Nature of business and organization

EUDA Health Limited (“EHL” or the “Company”) is a holding company incorporated on June 8, 2021, under the laws of British Virgin Islands (“BVI”). The Company has no substantive operations other than holding all of the outstanding shares of its subsidiaries through a reverse recapitalization.

The Company, through its subsidiaries, operates its business in two segments, 1) engaged in the healthcare specialty group (other than general practice) business offering range of specialty care services to patients, and engaged in the medical facility general practice clinic that provides holistic care for various illnesses, and 2) engaged in the property management service that services shopping malls, business office building, or residential apartments.

Reorganization under EHL

On August 3, 2021, EHL completed a reverse recapitalization (“Reorganization”) under common control of its then existing shareholders, who collectively owned all of the equity interests of Kent Ridge Health Private Limited (“KRHPL”), a holding company incorporated under the laws of the Singapore prior to the Reorganization, through the following transaction.

●	On July 24, 2021, EHL acquired 100% of the equity interests in Kent Ridge Healthcare Singapore Private Limited (“KRHSG”) through KRHPL for consideration of SG$1.0.
●	On July 24, 2021, EHL acquired 100% of the equity interests in EUDA Private Limited (“EUDA PL”) through KRHPL for consideration of SG$1.0.
●	On August 1, 2021, Kent Ridge Health Limited (“KRHL”), EHL’s wholly owned subsidiary, acquired 100% of the equity interests in Super Gateway Group Limited (“SGGL”) through KRHPL for consideration of SG$1.0.
●	On August 3, 2021, EHL acquired 100% of the equity interests in Singapore Emergency Medical Assistance Private Limited (“SEMA”) through KRHPL for no consideration.

Before and after the Reorganization, the Company, together with its subsidiaries (as indicated above), is effectively controlled by the same shareholders, and therefore the Reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements in accordance with ASC 805-50-45-5.

Reorganization under KRHPL

Prior to the Reorganization, KRHPL entered into a Sales and Purchase of Shares Agreement (“KRHSG Agreement”) with the sole shareholder of KRHSG who is under common control of the majority shareholders of KRHPL on December 2, 2019. Pursuant to the KRHSG Agreement, KRHPL will acquire 100% of the equity interests in KRHSG (“Reorganization of KRHSG”) for a total consideration of SG$1.0 (“Total Consideration”). The transaction was completed and effective on January 3, 2020. Since KRHSG and KRHPL are effectively controlled by the same shareholders of EHL, and therefore the Reorganization is under common control at carrying value. The financial statements of KRHSG are prepared on the basis as if the restructuring of KRHSG became effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements of EHL.

Prior to the Reorganization, KRHPL entered into a Sales and Purchase of Shares Agreement (“EUDA PL Agreement”) with the sole shareholder of EUDA PL who is under common control of the majority shareholders of KRHPL on December 2, 2019. Pursuant to the EUDA PL Agreement, KRHPL will acquire 100% of the equity interests in EUDA PL (“Reorganization of EUDA PL”) for a total consideration of SG$1.0 (“Total Consideration”). The transaction was completed and effective on January 3, 2020. Since EUDA PL and LRHPL are effectively controlled by the same shareholders of EHL, and therefore the Reorganization is under common control at carrying value. The financial statements of EUDA PL are prepared on the basis as if the restructuring of EUDA PL became effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements of EHL.

6

Prior to the Reorganization, KRHPL entered into a Sales and Purchase of Shares Agreement (“SEMA Agreement”) with the sole shareholder of SEMA who is effectively controlled by the same shareholders of KRHPL on December 31, 2019. Pursuant to the SEMA PL Agreement, KRHPL will acquire 100% of the equity interests in SEMA (“Reorganization of SEMA”) for no consideration. SEMA is a holding company and has no operations prior to December 31, 2019.

The accompanying consolidated unaudited condensed financial statements reflect the activities of EHL and each of the following entities:

Name		Background	Ownership
Kent Ridge Healthcare Singapore Pte. Ltd. (“KRHSG”)	● ● ●	A Singapore company Incorporated on November 9, 2017 Multi-care specialty group offering range of specialty care services to patients.	100% owned by EHL
EUDA Private Limited (“EUDA PL”)	● ● ●	A Singapore company Incorporated on April 13, 2018 A digital health company that provides a platform to serve the healthcare industry	100% owned by EHL
Zukitek Vietnam Private Limited Liability Company (“ZKTV PL”)	● ● ●	A Vietnam company Incorporated on May 2, 2019 A Research and Development Company	100% owned by EUDA PL
Singapore Emergency Medical Assistance Private Limited (“SEMA”)	● ● ●	A Singapore company Incorporated March 18, 2019 A holding company	100% owned by EHL
The Good Clinic Private Limited (“TGC”)(1)	● ● ●	A Singapore company Incorporated on April 8, 2020 Medical facility general practice clinic that provides holistic care for various illnesses	100% owned by SEMA
EUDA Doctor Private Limited (“ED PL”)	● ● ●	A Singapore company Incorporated on December 1, 2021 A platform solution for doctors and physicians to find, connect, and collaborate with trusted peers, specialists, and other professionals	100% owned by EHL
	●	Operation has not been commenced
Kent Ridge Hill Private Limited (“KR Hill PL”)	● ● ●	A Singapore company Incorporated on December 1, 2021 A B2B2C pharmaceutical and OTC drugs e-commerce platform to promote its drug products	100% owned by EHL
	●	Operation has not been commenced
Kent Ridge Health Limited (“KRHL”)	● ● ●	A British Virgin Islands company Incorporated on June 8, 2021 A holding company	100% owned by EHL
Zukitech Private Limited (“Zukitech”) (“ZKT PL”)	● ● ●	A Singapore company Incorporated on June 13, 2019 A holding company	100% owned by KRHL
Super Gateway Group Limited (“SGGL”)	● ● ●	A British Virgin Islands company Incorporated on April 18, 2008 A holding company	100% owned by KRHL
Universal Gateway International Pte. Ltd. (“UGI”)	● ● ● ●	A Singapore company Incorporated on September 30, 2000 Registered capital of RMB 5,000,000 A holding company	98.3% owned by SGGL

7

Name		Background	Ownership
Melana International Pte. Ltd. (“Melana”)	● ● ●	A Singapore company Incorporated on September 9, 2000 Property management service that services shopping malls, business office building, or residential apartments	100% owned by UGI
Tri-Global Security Pte. Ltd. (“Tri-Global”)	● ● ●	A Singapore company Incorporated on August 10, 2000 Property security service that services shopping malls, business office building, or residential apartments	100% owned by UGI
UG Digitech Private Limited (“UGD”)	● ● ●	A Singapore company Incorporated on August 16, 2001 A holding company	100% owned by UGI
Nosweat Fitness Company Private Limited (“NFC”)	● ● ●	A Singapore company Incorporated on July 6, 2021 A virtual personal training platform for fitness enthusiasts	100% owned by KRHL
	●	Operation has not been commenced
True Cover Private Limited (“TCPL”)	● ● ●	A Singapore company Incorporated on December 1, 2021 A B2B e-claims healthcare insurance platform	100% owned by KRHL
	●	Operation has not been commenced
KR Digital Pte. Ltd. (“KR Digital”) (2)	● ● ●	A Singapore company Incorporated on December 29, 2021 Development of software and applications	100% owned by KRHL
	●	Operation has not been commenced
Zukihealth Sdn. Bhd. (“Zukihealth”) (2)	● ● ●	A Malaysian company Incorporated on February 15, 2018 Distribution of health care supplement products	100% owned by KR Digital
	●	Operation has not been commenced

(1)	On March 1, 2022, SEMA, the Company’s wholly owned subsidiary, sold 100% of the equity interest in TGC to an unrelated individual third party for a total consideration of SG$ 1.0 (see Note 4).

(2)	On April 19, 2022, the Company acquired 100% equity interest of KR Digital Pte Ltd, (“KR Digital”), a Singapore Company, from Mr. Kelvin Chen, the Company’s Chief Executive Office (“CEO”) and shareholder for total consideration of SG$1. Prior to the acquisition of KR Digital, on April 15, 2022, KR Digital acquired 100% equity interest of Zukihealth Sdn Bhd, (“Zukihealth”), a Malaysia corporation, from Mr. Kelvin Chen, the Company’s CEO and shareholder for total consideration of SG$1. Both KR Digital and Zukihealth have no operations prior to the acquisition in April 2022. KR Digital, through Zukihealth, is expected to carry out the distribution of health care products business.

8

Recent development

Share Purchase Agreement

On April 11, 2022, the Company entered into a Share Purchase Agreement (the “SPA”) with 8i Acquisition 2 Corp. (“8i Acquisition”), a British Virgin Islands company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Pursuant to the terms of the SPA, a business combination between the Company and 8i Acquisition will be effected through the issuance of 8i Acquisition’s ordinary shares to the Company’s existing shareholders in exchange of all of Company’s outstanding ordinary shares (the “Share Purchase”) based on the purchase price as discussed below. Upon the closing of the SPA, the business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, 8i Acquisition will be treated as the “acquired” company and the Company will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the business combination will be treated as the equivalent of the Company issuing shares for the net assets of 8i Acquisition, accompanied by a recapitalization. The net assets of 8i Acquisition will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

Mr. Meng Dong (James) Tan, who owns 33.3% of the equity interests of the Company through Watermark Developments Limited (“Seller”), the sole shareholder of the Company, is the Chief Executive Officer and Chairman of 8i Acquisition’s board of directors. 8i Acquisition received a fairness opinion from EverEdge Global to the effect that the purchase price to be paid by 8i Acquisition for the shares of the Company pursuant to the SPA is fair to 8i Acquisition from a financial point of view (the “Fairness Opinion”).

In connection with the closing of the transactions under the SPA, the current officers and directors of the Company will become 8i Acquisition’s officers and directors.

On May 30, 2022, Amendment No. 1 (the “Amendment”) was made to the SPA. Pursuant to the Amendment, 8i Acquisition shall have completed its financial, operational and legal due diligence review of the Company (the Due Diligence Review”) on or before June 15, 2022, and be satisfied with the results of the Due Diligence Review. If 8i Acquisition has not notified Watermark Developments limited, a British Virgin Islands business company (the “Seller”) in writing that it is not satisfied with the results of its Due Diligence Review by close of business, New York time, on June 15, 2022, the closing condition of Section 9.2(j) from the SPA shall lapse without the necessity of any further action by the parties.”

On June 10, 2022, the Company, the Seller, and 8i Acquisition entered into a second amendment of the SPA (the “Second Amendment”).

Initial Consideration

Pursuant to the Second Amendment, the initial consideration to be paid at closing (the “Closing”) of the Share Purchase (the “Initial Consideration”) by 8i Acquisition to Seller for the Share Purchase will be adjusted to an amount equal to $140,000,000. The Initial Consideration will be payable in ordinary shares of 8i Acquisition, no par value, (the “Purchaser Shares”) valued at $10.00 per share. To secure Seller’s obligations under the indemnification provisions of the SPA, 1,400,000 Purchaser Shares (the “Indemnification Escrow Shares”) shall be withheld from the Purchaser Shares payable at Closing, and be delivered to American Stock Transfer & Trust Company, as Escrow Agent, and held by the Escrow Agent pursuant to an escrow agreement, by and among 8i Acquisition, Seller, and the Indemnified Party Representative.

Earnout Payments

Pursuant to the Second Amendment, in addition to the Initial Consideration, the Seller may also receive up to 4,000,000 additional Purchaser Shares as an earnout payment (the “Earnout Shares”) if, during the period beginning on the date of Closing and ending on December 31, 2024, the volume-weighted average price of Purchaser Shares (the “Purchaser Share Price”) equals or exceeds any of four thresholds over any 20 trading days within a 30-day trading period under the terms and conditions set forth in the SPA and related transaction documents:

● The Seller will be issued 1,000,000 additional Purchaser Shares if during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Purchaser Share Price is equal to or greater than Fifteen Dollars ($15.00) after the Closing Date;

● The Seller will be issued 1,000,000 additional Purchaser Shares if during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, the Purchaser Share Price is equal to or greater than Twenty Dollars ($20.00);

9

● The Seller will be issued 1,000,000 additional Purchaser Shares if the consolidated audited financial statements of the Company for the fiscal year commencing January 1, 2023 and ending December 31, 2023, reflect that the Company has achieved both of the following financial metrics for such fiscal year: (x) revenues of at least $20,100,000 and (y) net income attributable to the Company of at least $3,600,000.

● The Seller will be issued 1,000,000 additional Purchaser Shares if the consolidated audited financial statements of the Company for the fiscal year commencing January 1, 2024 and ending December 31, 2024, reflect that the Company has achieved both of the following financial metrics for such fiscal year: (x) revenues of at least $40,100,000 and (y) net income attributable to the Company of at least $10,100,000.

Completion of the Business Combination

On November 17, 2022, 8i Acquisition consummated the business combination contemplated by the SPA between 8i Acquisition, EHL, Watermark Developments Limited, a British Virgin Islands business company (“Watermark” or the “Seller”) and the sole owner of EHL, and Kwong Yeow Liew, dated April 11, 2022 and amended May 30, 2022, June 10, 2022, and September 7, 2022. As contemplated by the SPA, a business combination between 8i Acquisition and EHL was effected by the purchase by 8i Acquisition of all of the issued and outstanding shares of EHL from the Seller (the “Share Purchase”), resulting in EHL becoming a wholly owned subsidiary of 8i Acquisition. In addition, in connection with the consummation of the Share Purchase, 8i Acquisition has changed its name to “EUDA Health Holdings Limited.”

Note 2 – Going concern

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of short term borrowings from bank, private lender, third parties and related parties and cash generated from operations have been utilized to finance the working capital requirements of the Company. As of September 30, 2022, the Company’s working deficit was approximately $4.0 million and the Company had cash of approximately $0.3 million. The Company has experienced recurring losses from operations and negative cash flows from operating activities since 2020. In addition, the Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued.

10

If the Company is unable to generate sufficient funds to finance the working capital requirements of the Company within the normal operating cycle of a twelve-month period from the date of these unaudited condensed financial statements are issued, the Company may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from Singapore banks and other financial institutions or private lender;
●	financial support and credit guarantee commitments from the Company’s related parties; and
●	equity financing.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

11

Note 3 – Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements as of September 30, 2022 and for the nine months ended September 30, 2022 reflect all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flow for such interim periods. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of results to be expected for the full year of 2022. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2021 and 2020.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include lease classification and liabilities, right-of-use assets, determinations of the useful lives and valuation of long-lived assets, estimates of allowances for doubtful accounts, estimates of impairment of long-lived assets and goodwill, valuation of deferred tax assets, estimated fair value used in business acquisitions, and other provisions and contingencies. Actual results could differ from these estimates.

Foreign currency translation and transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income (loss).

The reporting currency of the Company is United States Dollars (“US$”) and the accompanying unaudited condensed financial statements have been expressed in US$. The Company’s subsidiaries in Singapore, Vietnam, and Malaysia conduct its businesses and maintain its books and records in the local currency, Singapore Dollars (“SGD”), Vietnamese Dong (“VND”), and Malaysian Ringgit (“MYR”), as its functional currency, respectively.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income (loss) within the statements of shareholders’ equity (deficit). Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

12

Translation of foreign currencies into US$1 have been made at the following exchange rates for the respective periods:

	As of and for the nine months ended
	September 30, 2022	September 30, 2021	As of December 31, 2021

Period-end SGD: US$1 exchange rate	1.44	-	1.35
Period-end VND: US$1 exchange rate	23,865.00	-	22,855.00
Period-end MYR: US$1 exchange rate*	4.64	-	-
Period-average SGD: US$1 exchange rate	1.38	1.34	1.34
Period-average VND: US$1 exchange rate	23,108.27	22,986.35	22,935.24
Period-average MYR: US$1 exchange rate*	4.34	-	-

*The Company did not have any Malaysia subsidiary after the disposal of UGDSB on November 4, 2020 and prior to April 19, 2022.

Business combinations and non-controlling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations and comprehensive income (loss).

For the Company’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect portion of equity that is not attributable, directly or indirectly, to the Company. The cumulative results of operations attributable to non-controlling interests are also recorded as non-controlling interests in the Company’s consolidated balance sheets and consolidated statements of operations and comprehensive income (loss). Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

Segment reporting

The Company’s chief operating decision-maker is identified as the chief executive officer who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within two operating and reportable segments as set forth in Note 19.

Cash

Cash represent cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal or use and have original maturities less than three months.

13

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due after 30 to 90 days, depending on the credit term with its customers. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of September 30, 2022 and December 31, 2021, the Company provided allowance for doubtful accounts of $88,004 (Unaudited) and $80,799, respectively. For the nine months ended September 30, 2022 and 2021 (Unaudited), the Company did not write off any allowance for doubtful account against the account receivable balance.

Other receivables

Other receivables primarily include receivables from investment from the Company’s Affordable Home project in Indonesia and employee advance, and refundable deposits from third party service providers. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of September 30, 2022 (Unaudited) and December 31, 2021, no allowance for doubtful account was recorded, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to services providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of September 30, 2022 (Unaudited) and December 31, 2021, no allowance for doubtful account was recorded.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Expected useful lives
Office equipment	3 years
Medical equipment	3 years
Leasehold improvement	Shorter of the lease term or 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. For the nine months ended September 30, 2022 and 2021 (Unaudited), there was no impairment of property and equipment was recognized.

14

Intangible assets, net

Purchased intangible assets are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over the Company’s best estimate of its useful life as follows:

Categories	Useful life
Customer relationships	6 years

The Company amortized the intangible assets using the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up in accordance with ASC Topic 350 “Intangibles - Goodwill and Other.”

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the nine months ended September 30, 2022 and 2021 (Unaudited), there was no impairment of intangible assets.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive income (loss). Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. Management has determined that the Company has two reporting units within the entity at which goodwill is monitored for internal management purposes. The Company adopted ASU 2017-04 during nine months ended September 30, 2022, which primary goal is to simplify the goodwill impairment test and provide cost savings for all entities. This is accomplished by removing the requirement to determine the fair value of individual assets and liabilities in order to calculate a reporting unit’s “implied” goodwill under current GAAP.

The amendments in ASU 2017-04 eliminate Step 2 of the goodwill impairment test. As such, an entity will perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the reporting unit’s carrying amount exceeds its fair value. If fair value exceeds the carrying amount, no impairment should be recorded. Any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Impairment losses on goodwill cannot be reversed once recognized.

When measuring a goodwill impairment loss, an entity should consider the income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit. The ASU contains an illustration of the simultaneous equations method to demonstrate this, which reflects a deferred tax benefit from reducing the carrying amount of tax-deductible goodwill relative to the tax basis.

An entity may still perform the optional qualitative assessment for a reporting unit to determine if it is more likely than not that goodwill is impaired. However, this ASU eliminates the requirement to perform a qualitative assessment for any reporting unit with zero or negative carrying amount. Therefore, the same one-step impairment assessment will apply to all reporting units. However, for a reporting unit with a zero or negative carrying amount, the ASU adds a requirement to disclose the amount of goodwill allocated to it and the reportable segment in which it is included.

Management evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Based on an assessment of the qualitative factors, management determined that it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amount as of September 30, 2022 (Unaudited). Therefore, after management performed qualitative assessment, no impairment loss for the nine months ended September 30, 2022 was recorded. For the nine months ended September 30 2021 (Unaudited), no impairment was recorded against goodwill.

15

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of September 30, 2022 (Unaudited) and December 31, 2021, no impairment of long-lived assets was recognized.

Subscribed shares deposit liability

Subscribed shares deposit liability represents capital received for the issuance in 8i acquisition’s ordinary shares. Such deposit is refundable if the business combination will not be completed by November 30, 2022. The Company recognized the subscribed shares deposit liability in accordance with ASC 480, “Distinguishing Liabilities from Equity.” As of September 30, 2022, subscribed shares deposit liability amounted to $600,000 (Unaudited). On November 17, 2022, the Company closed the Business Combination with 8i acquisition and transferred such the subscribed shares deposit liability into equity.

Revenue recognition

The Company follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASU allows the Company to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and collectability is probable.

Revenue recognition policies for each type of revenue stream are as follows:

(1) Medical Services

- Performance obligation satisfied at a point in time

16

The Company operates on a unified technology health care platform which provide a full continuum of healthcare services integrated with healthcare data analytics to drive improved outcomes for patients. The Company operates the medical services on a business-to-business (B2B) platform, and serves the corporate customers involved in various industries. The Company is primarily generating revenue on a per healthcare visit basis for specialty medical visits, at the time which the single performance obligations were satisfied. Such fees are paid by the corporate customers on behalf of their employees. The Company generally bills their corporate customers for the healthcare visit services on a weekly basis, or in arrears depending on the service, with payment terms generally between 30 to 90 days. There are not significant differences between the timing of revenue recognition and billing. Consequently, the Company has determined that the Company’s contracts do not include a financing component. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service at a point in time at the time of the visit. In addition, the Company’s contracts do not generally contain refund provisions for fees earned related to services performed.

The Company accounts for medical service revenue on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services, which the Company has control of the services and has the ability to direct the service providers to be performed to obtain substantially all the benefits. In making this determination, the Company also assesses whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators in accordance with ASC 606-10-55-36 through 40.

The Company recognizes the medical services revenue when the control of the specified services is transferred to its customer, which at a point in time at the time after completion of the visit.

The Company also operates on a general practice clinic and generating such revenue on a per healthcare visit basis. Revenues are recognized when the visits are completed at a point in time at the time of the visit.

(2) Product Sales

- Performance obligations satisfied at a point in time

The Company purchases, sells, and installs facial recognition and temperature measurement monitor system to corporate customer, where the product and the installation are interrelated and are not capable of being distinct since the customer cannot benefit from the product or installation either on its own. The Company recognized the products revenue when control of the product is passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods after the installation by the Company’s technician. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customer has accepted the goods. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. Historically, the Company has not experienced any significant returns.

(3) Property Management Services

- Performance obligations satisfied over a period of time

The Company provides property management services in shopping malls, business office building, or residential apartments to all tenants and property owners. Property management services include common area property management services that contain cleaning, landscaping, public facilities maintenance and other traditional services and also include security property management services provided to all tenants and property owners. Each of the two services is within separate agreement. The Company identified common area property management services as a single performance obligation as the kinds of service in the contract are not capable of being distinct and identified the security management services as another single performance obligation as there is only one service that is to provide security services.

The Company recognizes the common area property management revenue and security property management revenue on a straight-line basis over the terms of the common area property management agreement and security property management agreement, generally over one year period because its customer simultaneously receives and consumes the benefits provided by the Company throughout the performance obligations period.

17

The Company has elected to apply the practical expedient to expense costs as incurred for incremental costs to obtain a contract when the amortization period would have been one year or less. As of September 30, 2022 (Unaudited) and December 31, 2021, the Company did not have any contract asset.

The Company recognized advance payments from its customer prior to revenue recognition as contract liability until the revenue recognition performance obligation are met. As of September 30, 2022 (Unaudited) and December 31, 2021, the Company did not have any contract liability.

Disaggregated information of revenues by products/services are as follows:

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited)
Medical services – specialty care	$4,380,634	$4,066,472
Medical services – general practice	77,951	104,951
Medical services – general practice (related parties)	135	4,468
Medical services – subtotal	4,458,720	4,175,891
Product sales	6,947	258,726
Property management service – common area management	2,248,154	2,654,776
Property management service – security management	692,607	762,334
Property management service	2,940,761	3,417,110
Total revenues	$7,406,428	$7,851,727

Cost of revenues

(1) Medical Services

Cost of revenues mainly consists of medical supplies purchased and medical service was provided by Cadence Health Pte. Ltd., a related party, prior to March 2022. Medical supplies purchased and medical service provided by the third party service providers were insignificant prior to March 2022. Beginning in April 2022, cost of revenues mainly consists of medical supplies purchased and medical service are provided by third party service providers.

(2) Product Sales

Cost of revenues mainly consists of medical product or equipment purchased for resale.

(3) Property Management Services

Cost of revenues mainly consists of labor expenses incurred attributable to property management service.

Disaggregated information of cost of revenues by products/services are as follows:

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited)
Medical services – specialty cares	$2,084,515	$367,687
Medical services – specialty cares (related party)	496,383	1,719,279
Medical services – general practices	20,955	39,693
Medical services – subtotal	2,601,853	2,126,659
Product sales	9,449	145,156
Property management services – common area management	1,695,476	1,830,788
Property management services – security management	563,081	617,750
Property management services	2,258,557	2,448,539
Total cost of revenues	$4,869,859	$4,720,354

18

Advertising costs

Advertising is mainly through online and offline promotion activities. Advertising costs amounted to $444,019 (Unaudited) and $192,586 (Unaudited) for the nine months ended September 30, 2022 and 2021, respectively.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, and related expenses for the Company’s research and product development team. Research and development expenses amounted to $15,064 (Unaudited) and $78,639 (Unaudited) for the nine months ended September 30, 2022 and 2021, respectively.

Defined contribution plan

The full-time employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan. Total expenses for the plans were $388,292 (Unaudited) and $439,266 (Unaudited) for the nine months ended September 30, 2022 and 2021, respectively.

The related contribution plans include:

Singapore subsidiaries

- Central Provident Fund (“CPF”) – 17.00% based on employee’s monthly salary for employees aged 55 and below, reduces progressively to 7.5% as age increase;

- Skill Development Levy (“SDL”) – up to 0.25% based on employee’s monthly salary capped $8.3 (SGD 11.25).

Vietnam subsidiary

- Social Insurance Fund (“SIF”) – 20% based on employee’s monthly salary;

- Trade Union Fee – 2.00% of SIF

Goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net GST. The GST are based on gross sales price. GST rate is generally 7% in Singapore. Entities that are GST general taxpayers are allowed to offset qualified input GST paid to suppliers against their output GST liabilities. Net GST balance between input GST and output GST is recorded in tax payable.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is calculated using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be utilized with prior net operating loss carried forwards using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be utilized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

19

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the nine months ended September 30, 2022 (Unaudited) and 2021 (Unaudited).

The Company conducts much of its business activities in Singapore and is subject to tax in its jurisdiction. As a result of its business activities, the Company’s subsidiaries file separate tax returns that are subject to examination by the foreign tax authorities.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Fair value measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, we consider the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain assets and liabilities such as cash, accounts receivable, other receivables, prepaid expenses and other current assets, short term loans, accounts payable, other payables, subscribed shares deposit liability, accrued liabilities, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term loan to third party approximates the fair value based on current yields for debt instruments with similar terms.

20

Leases

The Company accounts for leases in accordance with ASC 842. The Company entered into two agreements as a lessee to lease office equipment for general and administrative operations. If any of the following criteria are met, the Company classifies the lease as a finance lease:

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;
●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;
●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;
●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or
●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Finance and operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its finance or operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee.

The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term as the amount that results in a constant periodic interest rate of the office equipment on the remaining balance of the liability.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows. For the nine months ended September 30, 2022 (Unaudited) and 2021 (Unaudited), the Company did not recognize impairment loss on its finance and operating lease ROU assets.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

21

Recent accounting pronouncements not yet adopted

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 as the Company is qualified as an emerging growth company. The Company is currently evaluating the impact ASU 2019-05 may have on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on the Company’s unaudited condensed consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning January 1, 2021. Early adoption was permitted, including adoption in an interim period. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this standard on January 1, 2021 did not have a material impact on its unaudited condensed consolidated financial statements.

22

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification. That reduce the likelihood that the disclosure requirement would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. Early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The adoption of this standard on January 1, 2022 did not have a material impact on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive income (loss) and statements of cash flows.

Note 4 – Disposition of Subsidiary

Disposition of TGC

On March 1, 2022, SEMA, the Company’s wholly owned subsidiary, sold 100% of the equity interest in TGC to an unrelated individual third party for a total consideration of SG$ 1.0 (“TGC transaction”). TGC is not a significant subsidiary and the disposition of all of the equity interests in TGC did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results. As a result, the results of operations for TGC were not reported as discontinued operations under the guidance of ASC 205 “Presentation of Financial Statements.” For the nine months ended September 30, 2022, the Company recognized a gain of $30,055 on the disposal of all of the equity (deficit) interests in TGC.

Note 5 – Accounts receivable, net

	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Accounts receivable*	$1,972,435	$1,883,115
Allowance for doubtful accounts	(88,004)	(80,799)
Total accounts receivable, net	$1,884,431	$1,802,316

*As of September 30, 2022 and December 31, 2021, accounts receivable of up to approximately $0.6 million (SGD 0.8 million) were pledged to the short term loan from United Overseas Bank Limited (See Note 11).

Movements of allowance for doubtful accounts are as follows:

	September 30, 2022	December 31, 2021
	(Unaudited)
Beginning balance	$80,799	$37,898
Addition	12,616	43,804
Write-off	-	-
Exchange rate effect	(5,411)	(903)
Ending balance	$88,004	$80,799

23

Note 6 – Other receivables

	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Receivable from divestment (1)	$2,438,252	$3,818,776
Employee advance	2,542	2,803
Others	1,379	250
Total other receivables	2,442,173	3,821,829
Other receivables – non-current	(1,031,942)	(1,830,603)
Other receivables – current	$1,410,231	$1,991,226

(1)	The balance of receivable from divestment represented the amount due from BPT, an unrelated third party. On January 1, 2018, the Company’s subsidiary, UGI entered into an investment agreement with BPT, to invest approximately $1.9 million (SGD 2,580,000) in BPT’s affordable home program in Indonesia. On March 1, 2021, both parties entered into a mutual termination agreement (“Agreement”) to terminate the investment agreement. Upon execution of this Agreement, BPT agreed to repay UGI’s investment amounted to $1,913,096 (SGD 2,580,000), and compensated UGI with the additional amount of $1,905,681(SGD 2,570,000). The Company recognized the compensation portion (the excess of the settled amount over the original invested amount) from investment as other income for the year ended December 31, 2021. In May 2022, the Company has collected approximately $0.9 million (SGD 1,200,000) and signed an installment payments agreement with the BPT to repay the remaining balance of approximately $2.8 million (SGD 3,950,000) in eight equal quarterly installments with annual interest rate of 3% beginning on July 31, 2022, October 31, 2022, January 31, 2023, April 30, 2023, July 31, 2023, October 31, 2023, January 31, 2024, and April 30, 2024. As of the date of the issuance of these unaudited condensed financial statements (Unaudited), the Company has collected two scheduled quarterly installment of approximately $0.7 million (SGD 987,500) with the remaining six installments of approximately $2.1 million (SGD 2,962,500) outstanding, which includes approximately $1.0 million (SGD 1,481,250) current portion to be due on three equal quarterly installments on January 31, 2023, April 30, 2023, and July 31, 2023 and approximately $1.0 million (SGD 1,481,250) non-current portion to be due on three equal quarterly installments on October 31, 2023, January 31, 2024, and April 30, 2024.

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Office equipment	$121,273	$144,051
Medical equipment	19,961	15,917
Leasehold improvement	2,070	20,704
Subtotal	143,304	180,672
Less: accumulated depreciation	(107,113)	(123,745)
Total	$36,191	$56,927

Depreciation expense for the nine months ended September 30, 2022 and 2021 amounted to $15,996 (Unaudited) and $26,770 (Unaudited), respectively.

24

Note 8 – Intangible assets, net

Intangible assets consisted of the following:

	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Customer relationships	$607,166	$646,246
Less: Accumulated amortization	(418,216)	(356,284)
Total intangible assets, net	$188,950	$289,962

Amortization expense for the nine months ended September 30, 2022 and 2021 amounted to $87,107 (Unaudited) and $122,538 (Unaudited), respectively.

The following table sets forth the Company’s amortization expense for the next five years ending as of September 30, 2022 (Unaudited):

Amortization
expenses
Twelve months ending September 30, 2023	$85,929
Twelve months ending September 30, 2024	56,730
Twelve months ending September 30, 2025	32,989
Twelve months ending September 30, 2026	13,302
Total	$188,950

Note 9 – Goodwill

The changes in the carrying amount of goodwill by the Company’s subsidiaries are as follows:

	Melana	Tri-Global	Total
Balance as of December 31, 2020	$539,286	$473,344	$1,012,630
Foreign currency translation adjustment	(10,621)	(9,323)	(19,944)
Balance as of December 31, 2021	528,665	464,021	992,686
Foreign currency translation adjustment	(31,969)	(28,060)	(60,029)
Balance as of September 30, 2022 (Unaudited)	$496,696	$435,961	$932,657

Note 10 – Loan to third party

In November 20, 2020, the Company’s subsidiary, UGI has entered into a loan agreement with PT total Prima Indonesia (“PT”), an unrelated third party. Upon execution of the loan agreement and supplemental agreement, PT may borrow up to approximately $0.7 million (SGD 1,000,000) from UGI for a period of three years with 9.00% annual interest rate. The loan, shall be due and payable, including all disbursed loan amount and accrued interest, on the maturity date. As of September 30, 2022 and December 31, 2021, the Company had accumulatively disbursed $503,692 (Unaudited) and $352,959 of loan to PT, and had $46,317 (Unaudited) and $19,003 of interest receivable balance outstanding which expected to be collected along with the principal balance when the loan mature, respectively.

For the nine months ended September 30, 2022 and 2021, the Company has recognized $29,701 (Unaudited) and $11,992 (Unaudited) of interest income from loan to third party, respectively.

25

Note 11 – Credit facilitates

Short-term loans – bank and private lender

Outstanding balances on short-term bank loans consist of the following:

Bank/Private lender Name	Maturities	Interest Rate	Collateral/ Guarantee	September 30, 2022	December 31, 2021
				(Unaudited)
*United Overseas Bank Limited	90 days from disbursement	0.25% plus prime rate	Guaranteed by Jamie Fan Wei Zhi, an immediate family member of a shareholder of the Company Collateral: Accounts receivable	$173,334	$184,491
FS Capital Ptd. Ltd.	Fully repaid in February, 2022	18.0%	Guaranteed by Kelvin Chen Weiwen, the Company’s CEO and shareholder, and Kent Ridge Health Private Limited	-	20,936
Funding Societies Pte. Ltd	Due monthly from April 2022 to March 2023	30.0%	Guaranteed by Kelvin Chen Weiwen, the Company’s CEO and shareholder	34,834	-
Total				$208,168	$205,427

*On August 21, 2019 KRHSG entered into a revolving line of credit agreement with United Overseas Limited pursuant to which KRHSG may borrow up to approximately $593,208 (SGD 800,000) for operation purposes. The loan is guaranteed by Jaime Fan Wei Zhi, an immediate family member of a shareholder of the Company, and secured by KRHSG’s account receivable. The loan bears an average annual interest rate of 5.50% and its due within 90 days from the loan disbursement. The Company is in the process to release Jamie Fan Wei Zhi as the guarantor of this loan. Until then, the Company is required to pay Jamie Fan Wei Zhi of $3,708 (SGD 5,000) per month as guarantor fee (See Note 18).

Short-term loans – third parties

Outstanding balances on long-term third-party loans consist of the following:

Lender Name	Maturities	Interest Rate	Collateral/ Guarantee	September 30, 2022	December 31, 2021
				(Unaudited)
Koh Wee Sing	Due on demand beginning in July 2022	60.0%	None	$139,334	$148,302

Interest expense pertaining to the above loan for the nine months ended September 30, 2022 and 2021 amounted to $78,271 (Unaudited) and $149,045 (Unaudited), respectively.

Weighted average interest rate to the above loans for the nine months ended September 30, 2022 and 2021 are 5.5% (Unaudited) and 5.9% (Unaudited), respectively.

Note 12 – Other payables and accrued liabilities

	As of September 30, 2022	As of December 31, 2021
	(Unaudited)
Accrued expenses (i)	$175,818	$129,029
Accrued payroll	365,852	244,591
Accrued interests (ii)	126,124	67,448
Others	59,951	47,529
Total other payables and accrued liabilities	$727,745	$488,597

(i)	Accrued expenses

26

The balance of accrued expenses represented amount due to third parties service providers which include marketing consulting service, IT related professional service, legal, audit and accounting fees, and other miscellaneous office related expenses.

(ii)	Accrued interests

The balance of accrued interests represented the balance of interest payable from short-term loan – bank, private lender, and third parties (See Note 11).

Note 13 – Related party balances and transactions

Related party balances

Other receivables – related parties

Name of Related Party	Relationship	Nature	As of September 30, 2022	As of December 31, 2021
			(Unaudited)
KR Hill Capital Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Related party advance, due on demand	$223	$237
Kent Ridge Medical Ptd Ltd	Shareholders of this entity also are the shareholders of the Company	Related party advance, due on demand	231	245
UG Digital Sdn Bhd*	UGD, subsidiary of the Company owned 40% of this company	Related party advance, due on demand	24,256	284,673
Janic Limited	Shareholder of the Company	Related party advance, due on demand	677	720
Zukihealth SDN	Kelvin Chen, Chief Executive Office (“CEO”) and shareholder of the Company, is the shareholder of this entity	Related party advance due on demand	-	3,173
Jennifer Goh*	President, operation manager, and shareholder of the Company	Employee advance	24,035	8,527
Fresco Investment Pte Ltd	Fan Know Hin, an immediate family member of a shareholder of the Company, is the shareholder of this entity	Advance due on demand	-	46
Total			$49,422	$297,621

*As of date of the issuance of these unaudited condensed financial statements, these receivables have been repaid by the related parties.

Account payable, related parties

Name of Related Party	Relationship	Nature	As of September 30, 2022	As of December 31, 2021
			(Unaudited)
Cadence Health Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Medical service fee performed for the employee patients of the Company’s corporate customers	$294,470	$2,459,411

27

Other payables – related parties

Name of Related Party	Relationship	Nature	As of September 30, 2022	As of December 31, 2021
			(Unaudited)
Chee Yin Meh	Shareholder of Scotgold Holding Ltd which is the shareholder of the Company	Operating expense paid on behalf of the Company	$163,399	$34,512
Jamie Fan Wei Zhi	An immediate family member of a shareholder of the Company	Operating expense paid on behalf of the Company, and Guarantor fee	75,240	40,783
Kelvin Chen	CEO and shareholder of the Company	Operating expense paid on behalf of the Company	335,071	295,776
Kent Ridge Health Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Operating expense paid on behalf of the Company	965,374	121,129
Kent Ridge Pacific Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Operating expense paid on behalf of the Company	34,133	33,483
Watermark Developments Ltd	Shareholder of the Company	Operating expense paid on behalf of the Company	52,250	-
Wilke Services Ltd(1)	Shareholder of the Company	Investment payable	2,580,535	2,746,628
Mount Locke Limited	Shareholder of the Company	Operating expense paid on behalf of the Company	3,566	-
Total			$4,209,568	$3,272,311

(1)	The Company expected the investment payable to Wilke Services Ltd will be forgiven on the closing of the De-SAPC transaction and the payables amount will be credited to additional paid-in capital at the time of closing.

Related party transactions

Revenue from related parties

Name of Related Party	Relationship	Nature	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
			(Unaudited)	(Unaudited)
Kent Ridge Pacific Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Sales of medical related software application and other service	$-	$190
Cadence Health Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Sales of swab test, and other medical related product	135	4,278
Total			$135	$4,468

28

Purchase from related parties

Name of Related Party	Relationship	Nature	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
			(Unaudited)	(Unaudited)
Cadence Health Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Medical service fee provided for the third party medical service revenue	$496,383	$1,719,279

Rental expenses

Name of Related Party	Relationship	Nature	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
			(Unaudited)	(Unaudited)
Kent Ridge Pacific Pte Ltd	Shareholders of this entity also are the shareholders of the Company	Office rental	$123,718	$118,224

Note 14 – Stockholders’ equity

Common stock

The Company is authorized to issue 50,000,000 ordinary shares with no par value per share. On June 8, 2021, the Company issued 1 ordinary share for total consideration of $1.00. On July 24, 2021, the Company issued additional 999,999 ordinary shares for total consideration of $8.00. These shares were issued in connection with the Reorganization under EHL on August 3, 2021. All of the outstanding 1,000,000 ordinary shares is presented on the basis as if the Reorganization under EHL became effective as of the beginning of the first period presented on January 1, 2020.

On July 25, 2022, the Company issued additional 500,000 ordinary shares for total consideration of $500,000.

Note 15 – Income taxes

British Virgin Islands

KRHL and SGGL are incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Vietnam

The Company’s subsidiary operating in Vietnam is subject to the Vietnam Income Tax at a standard income tax rate of 20%.

29

Malaysia

The Company’s subsidiary operating in Malaysia is governed by the income tax laws of Malaysia and the income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Income Tax Act of Malaysia, enterprises that incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis.

Singapore

The Company’s subsidiaries incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first $7,415 (SGD 10,000) taxable income and 50% of the next $140,887 (SGD 190,000) taxable income are exempted from income tax.

The provision for income taxes consisted of the following:

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
	(Unaudited)	(Unaudited)
Current	$89,333	$70,685
Deferred	(14,808)	(20,831)
Provision for income taxes	$74,525	$49,854

The following table sets forth the significant components of the aggregate deferred tax assets and liabilities of the Company as of:

	September 30, 2022	December 31, 2021
	(Unaudited)
Deferred Tax Assets/Liabilities
Net operating loss carryforwards	$926,789	$812,715
Allowance for doubtful account	14,961	13,736
Less: valuation allowance	(941,750)	(826,451)
Deferred tax assets, net	$-	$-
Deferred tax liabilities:
Customer relationship	$32,121	$49,294
Deferred tax liabilities, net	$32,121	$49,294

As of September 30, 2022 and December 31, 2021, the Company had net operating losses carry forward (including temporary taxable difference of bad debt expense) of approximately $5.4 million (Unaudited) and $4.8 million, respectively, from the Company’s Singapore subsidiaries. The net operating losses from the Singapore subsidiaries can be carried forward indefinitely. Due to the limited operating history of certain Singapore subsidiaries, the Company is uncertain when these net operating losses can be utilized. As a result, the Company provided a 100% allowance on deferred tax assets on net operating losses (including temporary taxable difference of bad debt expense) of approximately $0.9 million (Unaudited) and $0.8 million related to Singapore subsidiaries as of September 30, 2022 and December 31, 2021, respectively.

As of September 30, 2022 and December 31, 2021, the Company had net operating losses carry forward of approximately $21,000 (Unaudited) and $19,000, respectively, from the Company’s Vietnam subsidiary. The net operating losses from the Vietnam subsidiary can be carried forward for five years and expiring from the year 2025 to 2027. Due to the Vietnam subsidiary have been operating at losses and the Company believes it is more likely than not that its Vietnam operations will be unable to fully utilize its deferred tax assets related to the net operating losses in the foreseeable future. As a result, the Company provided a 100% allowance on deferred tax assets on net operating losses of approximately $4,000 (Unaudited) and $4,000 related to its Vietnam subsidiary as of September 30, 2022 and December 31, 2021, respectively.

30

As of September 30, 2022, the Company had net operating losses carry forward of approximately $15,000 (Unaudited) from the Company’s Malaysia subsidiary. The net operating losses from the Malaysia subsidiary can be carried forward for seven years. Due to the Malaysia subsidiary have been operating at losses and the Company believes it is more likely than not that its Malaysia operations will be unable to fully utilize its deferred tax assets related to the net operating losses in the foreseeable future. As a result, the Company provided a 100% allowance on deferred tax assets on net operating losses of approximately $4,000 (Unaudited) related to its Malaysia subsidiary as of September 30, 2022.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2022 (Unaudited) and December 31, 2021, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the nine months ended September 30, 2022 and 2021 (Unaudited).

Taxes payable consist of the following:

	September 30, 2022	December 31, 2021
	(Unaudited)
GST taxes payable	$87,797	$225,095
Income taxes payable	41,086	82,248
Totals	$128,883	$307,343

Note 16 – Concentrations of risks

(a) Major customers

For the nine months ended September 30, 2022 (Unaudited) and 2021 (Unaudited), no customer accounted for 10% or more of the Company’s total revenues.

As of September 30, 2022 (Unaudited) and December 31, 2021, no customer accounted for 10% or more of the total balance of accounts receivable.

(b) Major vendors

For the nine months ended September 30, 2022, one vendor which is the Company’s related party accounted for approximately 10.1% (Unaudited) of the Company’s total purchases. For the nine months ended September 30, 2021, one vendor which is the Company’s related party accounted for approximately 36.4% (Unaudited) of the Company’s total purchases.

As of September 30, 2022, one vendor which is the Company’s related party accounted for approximately 16.4% of the total balance of accounts payable. As of December 31, 2021, one vendor which is the Company’s related party accounted for approximately 87.2% of the total balance of accounts payable.

31

(c) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to approximately $57,000 (SGD 75,000) per account. As of September 30, 2022 and December 31, 2021, the Company had cash balance of $309,180 (Unaudited) and $180,746 was maintained at DI Scheme banks in Singapore, of $191,061 (Unaudited) and $41,606was subject to credit risk, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Note 17 – Leases

As of September 30, 2022 (Unaudited) and December 31, 2021, the Company has leased two offices, one office and one office, respectively, which were classified as operating leases. In addition, the Company had two office equipment leases which were classified as finance lease.

The Company occupies various offices under operating lease agreements with a term shorter than twelve months which it elected not to recognize lease assets and lease liabilities under ASC 842. Instead, the Company recognized the lease payments in profit or loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company recognized lease expense on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on an accretion basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period.

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the adoption date, using an effective interest rate of 5.25%, which is determined using an incremental borrowing rate with similar term in Singapore.

As of September 30, 2022, the weighted average remaining lease terms of the Company’s operating lease and finance leases are 0.87 years (Unaudited) and 2.25 years (Unaudited), respectively.

Operating and finance lease expenses consist of the following:

		For the Nine Months Ended
	Classification	September 30, 2022	September 30, 2021
		(Unaudited)	(Unaudited)
Operating lease cost
Lease expenses	General and administrative	$67,095	$46,386
Lease expenses – short-term	General and administrative	118,405	118,224
Finance lease cost
Amortization of leased asset	General and administrative	5,973	6,136
Interest on lease liabilities	Other expense -Interest expenses	990	1,263
Total lease expenses		$192,463	$172,009

32

Weighted-average remaining term and discount rate related to leases were as follows:

	As of	As of
	September 30, 2022	December 31, 2021
	(Unaudited)
Weighted-average remaining term
Operating lease	0.87 year	1.25 years
Finance leases	2.25 years	3.00 years
Weighted-average discount rate
Operating lease	5.25%	5.25%
Finance leases	5.25%	5.25%

The following table sets forth the Company’s minimum lease payments in future periods as of September 30, 2022 (Unaudited):

	Operating lease	Finance lease
	payments	payments	Total
Twelve months ending September 30, 2023	$69,923	$7,622	$77,545
Twelve months ending September 30, 2024	9,614	7,407	17,021
Twelve months ending September 30, 2025	-	9,027	9,027
Total lease payments	79,537	24,056	103,593
Less: discount	(2,063)	(1,737)	(3,800)
Present value of lease liabilities	$77,474	$22,319	$99,793

As of September 30, 2022, the Company minimum short term lease payments to be due within one year amounted to $66,032 (Unaudited).

Note 18 – Commitments and contingencies

Contingencies

Legal

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited condensed consolidated financial statements.

On March 30, 2022, the State Courts of the Republic of Singapore had reached a verdict that the Company’s subsidiaries, KRHSG and Melana (Defendants) is liable to compensate Jamie Fan Wei Zhi (Plaintiff), the Company’s related party for failing to procure the release of the Plaintiff from the guarantees to secure a credit line from United Overseas Bank before December 31, 2020. The Defendants agree to compensate the Plaintiff the sum of $3,704 (SGD 5,000) per month as guarantor fee starting from January 1, 2021 until the Defendants procured the release of the Plaintiff as the guarantor of the loan. As of September 30, 2022, the Company has paid Jaime Fan Wei Zhi $3,704 (SGD 5,000) and remaining balance $75,240 (SGD 108,000) of contingent liability balance outstanding was accrued and included in the Company’s consolidated statements of operations and comprehensive income (loss). As of date of the issuance of these unaudited condensed financial statements, the Company is still in progress of releasing Jaime Fan Wei Zhi as the guarantor of the loan.

COVID-19

In January 2020, the World Health Organization declared the COVID-19 virus an international pandemic. The virus spread throughout the world with unfavorable stock market condition during the beginning of March 2020. During March 2020, multiple countries went into a national enforced shut down. These lock downs put significant strain on the world economy and on companies worldwide. The Company has taken measures to control costs and is emphasizing its medical and property management business given these conditions. Substantially all of the Company’s business is derived from Singapore. Majority of Singapore’s population have been fully vaccinated and all the businesses in Singapore are opened up with only face-mask requirement, management does not believe the COVID-19 situation will have any future adverse to the Company’s business.

33

Note 19 – Segment information

The Company presents segment information after elimination of inter-company transactions. In general, revenue, cost of revenue and operating expenses are directly attributable, or are allocated, to each segment. The Company allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage, revenue or headcount, depending on the nature of the relevant costs and expenses. The Company does not allocate assets to its segments as the Chief Operating Decision Maker (“CODM”) does not evaluate the performance of segments using asset information.

The Company evaluates performance and determines resource allocations based on a number of factors with the primary measurements being revenues and income/loss from operations of the Company’s two reportable divisions: 1) Medical Services and 2) Property Management Services.

The following tables present the summary of each segment’s revenue, loss from operations, income (loss) before income taxes and net income (loss) which is considered as a segment operating performance measure, for the nine months ended September 30, 2022 and 2021:

	For the Nine Months Ended September 30, 2022
		Property
	Medical	Management
	Services	Services	Corporate	Consolidated
	(Unaudited)	(Unaudited)		(Unaudited)
Revenues	$4,465,667	$2,940,761	$-	$7,406,428
Loss from operations	$(707,164)	$(111,052)	$(1,567,820)	$(2,386,036)
Income (loss) before income taxes	$(887,726)	$153,207	$(1,567,820)	$(2,302,339)
Net income (loss)	$(884,803)	$75,759	$(1,567,820)	$(2,376,864)

		For the Nine Months Ended September 30, 2021
		Property
	Medical	Management
	Services	Services	Corporate	Consolidated
	(Unaudited)	(Unaudited)		(Unaudited)
Revenues	$4,434,617	$3,417,110	$-	$7,851,727
Income (loss) from operations	$(1,040,144)	$11,362	$-	$(1,028,782)
Income (loss) before income taxes	$(1,118,171)	$2,198,340	$-	$1,080,169
Net income (loss)	$(1,118,171)	$2,148,486	$-	$1,030,315

The accounting principles for the Company’s revenue by segment are set out in Note 3.

As of September 30, 2022, the Company’s total assets were composed of $2,203,559 (Unaudited) for medical services and $4,474,605 (Unaudited) for property management services.

As of December 31, 2021, the Company’s total assets were composed of $1,586,589 for medical services and $6,412,439 for property management services.

As substantially all of the Company’s long-lived assets are located in Singapore and all of the Company’s revenue is derived from Singapore, no geographical information is presented.

34

Note 20 – Subsequent events

The Company evaluated all events and transactions that occurred after September 30, 2022 up through the date the Company issued these unaudited condensed consolidated financial statements on November 23, 2022. Except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statement.

Settlement Agreements

On November 17, 2022, the Company executed a settlement agreement with one of 8i acquisition’s vendors (“Vendor 1”) reflecting the agreed terms of addition terms and fees of $300,000, which shall be set forth in a promissory note with maturity date on November 17, 2023 and subject to the terms and conditions of certain letter agreement. The Company issued 60,000 restricted ordinary shares to the Vendor 1 at an assumed price of $5.00 per share. In the event that the promissory note is paid in full, the Vendor 1 shall return all 60,000 shares to the Company for cancellation. Any shares sold prior to the maturity date of the promissory note, it shall reduce the amount due and owing under the promissory note.

Promissory Notes

On November 17, 2022, the Company executed a convertible promissory note in the principal amount of $2,113,125 due on November 17, 2023 with one of 8i Acquisition’s vendors. In the event the principal amount is not paid in full on or prior to November 17, 2023, such amounts shall automatically be converted into 8i Acquisition’s ordinary shares with conversion price of $5.00 per share.

On November 17, 2022, the Company executed a promissory note in the principal amount of $170,000 due on February 15, 2023 with one of the Company’s vendors. The promissory note shall bear no interest. From and after February 15, 2023, if any amount payable is not paid when due, such promissory note will bear a 15% interest rate per annum until paid in full.

On November 17, 2022, the Company executed a convertible promissory note in the principal amount of $82,600 due on November 17, 2023 with 8i Acquisition’s Sponsor. In the event the principal amount is not paid in full on or prior to November 17, 2023, such amount shall automatically be converted into 8i Acquisition’s ordinary shares with conversion price using the five day volume-weighted average price of 8i Acquisition’s ordinary shares immediately preceding November 17, 2023.

On November 17, 2022, the Company executed a convertible promissory note in the principal amount of $87,500 due on November 17, 2023 with one of the Company’s vendors. In the event the principal amount is not paid in full on or prior to November 17, 2023, such amounts shall automatically be converted into 8i Acquisition’s ordinary shares with conversion price using the five day volume-weighted average price of 8i Acquisition’s ordinary shares immediately preceding November 17, 2023.

On November 17, 2022, the Company executed a convertible promissory note in the principal amount of $119,000 due on November 17, 2023 with one of the Company’s vendors. In the event the principal amount is not paid in full on or prior to November 17, 2023, such amount shall automatically be converted into 8i Acquisition’s ordinary shares with conversion price using the five day volume-weighted average price of 8i Acquisition’s ordinary shares immediately preceding November 17, 2023.

On November 17, 2022, the Company executed a convertible promissory note in the principal amount of $700,000 due on November 17, 2023 with Mr. Meng Dong (James) Tan, 8i Acquisition’s former Chief Executive Officer and former Chairman of 8i Acquisition’s board of directors. In the event the principal amount is not paid in full on or prior to November 17, 2023, such amount shall automatically be converted into 8i Acquisition’s ordinary shares with conversion price using the five day volume-weighted average price of 8i Acquisition’s ordinary shares immediately preceding November 17, 2023.

Prepaid Forward Agreements

On November 9, 2022, 8i Acquisition, the Company and certain institutional investor (the “Seller 1”) entered into an agreement (the “Prepaid Forward Agreement 1”) for an equity prepaid forward transaction (the “Prepaid Forward Transaction 1”). Pursuant to the terms of the Prepaid Forward Agreement 1, Seller 1 may (i) purchase through a broker in the open market, from holders of Shares (as defined below) other than 8i Acquisition or affiliates thereof, 8i Acquisition’s ordinary shares, no par value, (the “Shares”), or (ii) reverse Seller 1’s prior exercise of redemption rights as to Shares in connection with the Business Combination (all such purchased or reversed Shares, the “Recycled Shares 1”). While Seller 1 has no obligation to purchase any Shares under the Prepaid Forward Agreement 1, the aggregate total Recycled Shares 1 that may be purchased or reversed under the Prepaid Forward Agreement 1 shall be no more than 1,400,000 shares. Seller 1 has agreed to hold the Recycled Shares 1, for the benefit of (a) 8i Acquisition until the closing of the Business Combination (the “Closing”) and (b) the Company after the Closing (each a “Counterparty”). Seller 1 also may not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination.

On November 13, 2022, 8i Acquisition, the Company and certain institutional investor (the “Seller 2”) entered into another agreement (the “Prepaid Forward Agreement 2”) for an equity prepaid forward transaction (the “Prepaid Forward Transaction 2”). Pursuant to the terms of the Prepaid Forward Agreement 2, Seller 2 may (i) purchase through a broker in the open market, from holders of Shares (as defined below) other than 8i Acquisition or affiliates thereof, 8i Acquisition’s Shares, or (ii) reverse Seller 2’s prior exercise of redemption rights as to Shares in connection with the Business Combination (all such purchased or reversed Shares, the “Recycled Shares 2”). While Seller 2 has no obligation to purchase any Shares under the Prepaid Forward Agreement 2, the aggregate total Recycled Shares 2 that may be purchased or reversed under the Prepaid Forward Agreement 2 shall be no more than 1,125,000 shares. Seller 2 has agreed to hold the Recycled Shares 2 for the benefit of (a) 8i Acquisition until the closing of the Business Combination and (b) the Company after the Closing (each a “Counterparty”). Seller 2 also may not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination.

35